                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             TECHFORCE CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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

                             TECHFORCE CORPORATION
                             15950 BAY VISTA DRIVE
                           CLEARWATER, FLORIDA  34620
                                (813) 532-3600

                                                            April 15, 1997



Dear Shareholder:

          You are cordially invited to attend the 1997 Annual Meeting of Shareholders of TechForce Corporation (the "Company"), which will be held at 11:00 a.m. Eastern Time on Thursday, May 15, 1997, at Feather Sound Country Club, 2201 Feather Sound Drive, Clearwater, Florida 34622 (the "Annual Meeting").

          The principal business of the meeting will be: (i) to elect directors for the ensuing year; (ii) to ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company; and (iii) to transact such other business as may properly come before the meeting. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 1997.

          Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                       Sincerely yours,

                                       John A. Koehler
                                       Chairman, President and
                                       Chief Executive Officer

                             TECHFORCE CORPORATION
                             15950 BAY VISTA DRIVE
                           CLEARWATER, FLORIDA  34620
                                 (813) 532-3600


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The 1997 Annual Meeting of Shareholders of TechForce Corporation (the "Company") will be held at 11:00 a.m. Eastern Time on Thursday, May 15, 1997, at Feather Sound Country Club, 2201 Feather Sound Drive, Clearwater, Florida 34622. The meeting is called for the following purposes:

          (i)   To elect directors for the ensuing year;

          (ii) To ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company as the independent auditors of the Company; and

          (iii) To transact such other business as may properly come before the meeting.

          The Board of Directors has fixed the close of business on April 1, 1997, as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.


                                       By order of the Board of Directors,

                                       John A. Koehler
                                       Chairman, President and
                                       Chief Executive Officer

Clearwater, Florida
April 15, 1997


IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

                             TECHFORCE CORPORATION
                             15950 BAY VISTA DRIVE
                           CLEARWATER, FLORIDA  34620
                                 (813) 532-3600

                                PROXY STATEMENT

          This Proxy Statement is furnished by and on behalf of the Board of Directors of TechForce Corporation (the "Company" or "TechForce") in connection with the solicitation of proxies for use at the 1997 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. Eastern Time on Thursday, May 15, 1997, at Feather Sound Country Club, 2201 Feather Sound Drive, Clearwater, Florida 34622, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be mailed on or about April 15, 1997, to the Company's shareholders of record on the Record Date, as defined below.


           THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND
             RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID
                              ENVELOPE PROVIDED.

                            SHARES ENTITLED TO VOTE

GENERAL

          Proxies will be voted as specified by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted (i) FOR the election as directors of the nominees listed in this Proxy Statement and (ii) FOR the ratification of the appointment of Arthur Andersen LLP by the Board of Directors as the independent auditors of the Company. The submission of a signed proxy will not affect a shareholder's right to attend and to vote in person at the Annual Meeting. A shareholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

          Only holders of record of Common Stock as of the close of business on April 1, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 8,046,743 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters to be voted on at the Annual Meeting.

QUORUM REQUIRED

          According to the Company's Bylaws, the holders of a majority of the Shares entitled to vote must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

VOTE REQUIRED

          Under Georgia law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

          Ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the independent auditors of the Company, as well as any other matter that may properly come before the Annual Meeting, requires, at a meeting at which a quorum is present, the affirmative vote of a majority of the Shares, represented in person or by proxy, voted on such matter. Abstentions are not counted in determining the number of votes cast in connection with the ratification of auditors. Broker non-votes will not be counted as votes for or against approval of such matters.

          With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its shareholders.

PRINCIPAL SHAREHOLDERS

          Information regarding the ownership of the Company's Common Stock is presented herein under "Beneficial Ownership of Common Stock."

                       PROPOSAL I - ELECTION OF DIRECTORS

NOMINEES

          The Company's Bylaws provide that the Company shall have at least one and not more than seven directors, the exact number to be fixed by resolution of the Board of Directors. The Board has fixed the number of directors at five.
At the Annual Meeting, all five directors will be elected for a term expiring upon the 1998 annual meeting of shareholders and the election and qualification of their successors. The Board of Directors has nominated William E. Bassett, Paul J. Ferri, John A. Koehler, Bertil D. Nordin and Richard D. Tadler for election to the Board of Directors at the Annual Meeting, each to serve until the 1998 annual meeting of shareholders and until their successors are duly elected and qualified.

          All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the nominees listed in this Proxy Statement to the Board of Directors. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director.

          Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

          Set forth below is certain biographical information furnished to the Company by each director nominee. All of the nominees currently serve as directors of the Company.

INFORMATION REGARDING NOMINEES FOR DIRECTORS

WILLIAM E. BASSETT
Age: 55

          WILLIAM BASSETT was appointed a director of the Company in February 1997 to fill a vacancy on the Board which resulted from the resignation of Anthony M. Ramunno, Jr. From October 1977 to January 1997, Mr. Bassett held various positions with BancTec, Inc., a worldwide systems integration and services company specializing in automated applications solutions for the financial services, insurance, healthcare, government, utility, telecommunications, grocery and retail industries. In 1986, Mr. Bassett was appointed Senior Vice President, and in 1989 was appointed President, of BancTec Service Corp., the service division of BancTec, Inc. From 1992 to 1994, he also served as the Executive Vice President of BancTec, Inc.'s North American Operations. Mr. Bassett then held the position of Executive Vice President of the Office of the Chairman of BancTec, Inc. from 1994 to 1997.

PAUL J. FERRI
Age: 58

          PAUL FERRI has served as a director of TechForce since March 1994. He has served as Managing General Partner of Matrix Partners, a venture capital partnership, since 1982. Mr. Ferri also sits on the boards of directors of Applix, Inc., a software development company, BancTec, Inc., Cascade Communications Corporation, a frame relay data communications company, Stratus Computer, Inc., a computer systems company, and VideoServer, Inc., a provider of video conferencing systems.

JOHN A. KOEHLER
Age: 50

          JOHN KOEHLER has served as President and Chief Executive Officer and as a director of the Company since March 1994 when TechForce converted from a partnership to a corporation. From August 1993 to March 1994, Mr. Koehler was a partner of the Company when it was still a partnership. Mr. Koehler served as Vice President and General Manager of Syncordia Corporation, a wholly-owned subsidiary of British Telecommunications PLC from February 1991 to August 1993 and as Executive Vice President of AT&T Paradyne, a data communications company, from September 1982 to December 1990.

BERTIL D. NORDIN
Age: 62

          BERTIL NORDIN has served as a director of TechForce since October 1994 and as a consultant to the Company since July 1994. From 1981 to 1993, Mr. Nordin served as Chief Executive Officer of Digital Communications Associates, a data communications equipment and software manufacturer, and as Chairman of its board of directors from 1984 to 1994.

RICHARD D. TADLER
Age: 40

          RICHARD TADLER has served as a director of the Company since March 1994. He has held the position of Managing Director of TA Associates, Inc., a Boston-based private venture capital firm since January 1994. He was a General Partner of TA Associates from August 1987 to December 1993.


 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
               ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.


ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

          The Company's Board of Directors held seven regular meetings in 1996. During 1996, the Board had an Audit Committee and a Compensation Committee, but did not have a Nominating Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company.

          Committees of the Board of Directors. The Compensation Committee of the Board of Directors consisted of Messrs. Nordin and Ferri, with Mr. Nordin serving as Chairman. Mr. Nordin and Mr. Ferri are both non-employee directors of the Company. The Compensation Committee establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee held one meeting in 1996.

          The Audit Committee of the Board of Directors consisted of Messrs. Tadler and Nordin. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held one meeting in 1996.

          Director Compensation. Outside directors are paid a retainer of $7,500 per year plus $1,000 per meeting. The Company also has a 1995 Outside Directors Stock Option Plan (the "Outside Directors Plan") pursuant to which outside directors are automatically granted options to purchase 5,000 shares of Common Stock when they join the Board and 1,000 shares of Common Stock annually thereafter. In addition, Messrs. Ferri, Nordin and Tadler each received options to purchase 6,667 shares of Common Stock in connection with their service as directors prior to the Company's adoption of the Outside Directors Plan. Mr. Nordin is also a party to a consulting agreement with the Company. See "Compensation Committee Interlocks and Insider Participation."

EXECUTIVE OFFICERS

          The executive officers of the Company serve at the discretion of the Board of Directors and presently include L. James Bradshaw, Mr. Koehler, Jerrel
W. Kee and James Macchiarola. Set forth below is certain biographical information furnished to the Company by Messrs. Bradshaw, Kee and Macchiarola. See "Information Regarding Nominees For Directors" for information regarding Mr. Koehler.

L. JAMES BRADSHAW
Age 38

          JIM BRADSHAW joined TechForce in December 1994 as a result of the acquisition of TechNet, Inc. by TechForce. He has served as Vice President of Worldwide Sales and Marketing of the Company since December 1996. Mr. Bradshaw served as Vice President of TechNet until the acquisition. From 1990 to 1993, Mr. Bradshaw served as Vice President and General Manager of Forsythe McArthur Associates, Inc., a computer integration lessor. From 1984 to 1990, Mr. Bradshaw served as the Central Region Sales Manager and held other sales and sales management positions at AT&T Paradyne. From 1980 to 1984, Mr. Bradshaw served in various sales and sales management capacities at Unisys Corp.

JERREL W. KEE
Age: 42

          JERREL KEE joined the Company in July 1994 as Vice President - Finance and Chief Financial Officer and was made Senior Vice President - Finance in January 1996. He has served as Secretary and Treasurer of the Company since January 1995. From November 1990 to July 1994, Mr. Kee served in various capacities including Director of Finance, Vice President of Finance and Chief Financial Officer of Syncordia. Mr. Kee also served as Director of Finance at Telecom U.S.A. from January 1990 to November 1990.

JAMES J. MACCHIAROLA
Age 48

          JAMES MACCHIAROLA joined the Company in October 1994 as Director of Administration and has served as Vice President of Operations since January 1996. From 1984 to 1989, Mr. Macchiarola served as Vice President of Administration for AT&T Paradyne. From 1990 to 1994, Mr. Macchiarola served in various consulting capacities and in 1994 served as Director of Administration for Racal - Datacom, Inc.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% shareholders complied during 1996 with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

          The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table included elsewhere herein, and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of April 1, 1997. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                          Amount and Nature of
Name of Beneficial Owner                  Beneficial Ownership  Percent of Class
----------------------------------------  --------------------  -----------------
EXECUTIVE OFFICERS AND DIRECTORS
John A. Koehler/(1)/                            838,720               10.4%
Paul J. Ferri/(2)/                              156,665                1.9%
Allan L. Siders/(3)/                             33,125                *
Jerrel W. Kee/(4)/                               54,167                *
Bertil D. Nordin/(5)/                            23,567                *
Richard D. Tadler/(6)/                            2,865                *
William E. Bassett                                  ---                *
All current directors and executive
 officers as a group (8 persons)/(7)/         1,171,609               14.6%

OTHER SHAREHOLDERS
TA Associates Group/(8)/                      1,890,621/(9)/          23.5%
Derek Beveridge/(10)/                           435,075                5.4%
Anthony M. Rumunno, Jr./(11)/                   396,556                4.9%
Michael R. Jones/(12)/                          530,358                6.6%

------------
(1) The business address of Mr. Koehler is that of the Company. Mr. Koehler's figures include 6,250 shares of Common Stock subject to options exercisable by or within 60 days of April 1, 1997. Mr. Koehler's figures also include 100,000 shares of Common Stock which he gifted to his spouse on March 18, 1997. Pursuant to the Exchange Act rules, Mr. Koehler may be deemed to share voting and investment power with respect to these 100,000 shares. However, Mr. Koehler disclaims beneficial ownership of such shares.
(2) Mr. Ferri's figures include 4,000 shares of Common Stock subject to options exercisable by or within 60 days of April 1,1997.
(3) Until December 31, 1996, Mr. Siders served as Senior Vice President - Sales and Marketing of the Company.
(4) Mr. Kee's figures represent shares of Common Stock subject to options exercisable by or within 60 days of April 1, 1997.
(5) Mr. Nordin's figures include 4,000 shares of Common Stock subject to options exercisable by or within 60 days of April 1, 1997.
(6) Mr. Tadler holds a pecuniary interest in such shares of Common Stock through TA Venture Investors Limited Partnership.
(7) The figures for all current directors and executive officers as a group include 105,917 of Common Stock subject to options exercisable by or within 60 days of April 1, 1997.
(8) Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., Advent Industrial II L.P. and TA Venture Investors Limited Partnership are part of an affiliated group of investment partnerships collectively referred to as the TA Associates Group. Mr. Tadler, a director of the Company, is a Managing Director of TA Associates, Inc. which is the sole General Partner of TA Associates VII L.P., TA Associates VI L.P. and TA Associates AAP II Partners L.P. TA Associates VII L.P. is the sole General Partner of Advent VII L.P. TA Associates VI L.P. is the sole General Partner of Advent New York L.P. and Advent Industrial II L.P. TA Associates AAP II Partners L.P. is the sole General Partner of Advent Atlantic and Pacific II L.P. Mr. Tadler is a General Partner of TA Venture Investors Limited Partnership. TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships with the exception of those shares held by TA Venture Investors Limited Partnership. Principals and employees of TA Associates, Inc. (including Mr. Tadler) comprise the General Partners of TA Venture Investors Limited Partnership. In such capacity, Mr. Tadler may be deemed to share voting and investment power with respect to 20,274 shares held of record by TA Venture Investors Limited Partnership. Mr. Tadler disclaims beneficial ownership of such shares, except to the extent 2,865 shares as to which he holds a pecuniary interest.
(9) Includes 1,351,575 shares of Common Stock (16.8% of class) held by Advent VII L.P., 279,022 shares of Common Stock (3.5% of class) held by Advent Atlantic and Pacific II L.P., 135,157 shares of Common Stock (1.7% of class) held by Advent New York L.P., 100,593 shares of Common Stock (1.3% of class) held by

     Advent Industrial II L.P.) and 20,274 (less than one percent of class) held by TA Venture Investors Limited Partnership. These numbers were derived from American Stock Transfer & Trust Company, the Company's transfer agent. The business address of Advent VII L.P. is Advent VII L.P., c/o TA Associates, 125 High Street, Suite 2500, Boston, Massachusetts 02110. The total figure for TA Associates Group also includes 4,000 shares of Common Stock held by TA Venture Investors Limited Partnership subject to options exercisable by or within 60 days of April 1, 1997.
(10) The address of Mr. Beveridge is 11835 Mountain Laurel Drive, Roswell, Georgia 30076. The numbers reported for Mr. Beveridge were derived from American Stock Transfer & Trust Co.
(11) The address of Mr. Ramunno is 240 Spearfield Trace, Roswell, Georgia 30075. Mr. Ramunno resigned as a director of the Company as of December 6, 1996. The numbers reported for Mr. Ramunno were derived from American Stock Transfer & Trust Co..
(12) The address of Mr. Jones is 3784 42/nd/ Avenue, S., St. Petersburg, Florida 33711. The numbers reported for Mr. Jones were derived from American Stock Transfer & Trust Co.

                             EXECUTIVE COMPENSATION

          Pursuant to SEC rules for proxy statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee considers this report to clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. John A. Koehler, during 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1996 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company.

COMPENSATION PHILOSOPHY

          The Company's executive compensation program has three objectives:
(1) to align the interests of the executive officers with the interests of the Company's shareholders by basing a significant portion of an executive's compensation on the Company's performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a cash bonus, and long-term incentive compensation in the form of stock options. The Company's primary goal is to provide for a modest base salary component while also providing for higher short-term and long-term incentive rewards and bonuses based on the Company's performance. These compensation elements are in addition to the general benefit programs which are offered to all of the Company's employees.

          Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives in comparable roles performing at comparable levels at other companies in the same or related industries, competitiveness of the Company's executive compensation program and the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

          Each element of the Company's executive compensation program is discussed below.

BASE SALARIES

          The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 1996 were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not strictly conditioned upon the achievement of any predetermined performance targets.

INCENTIVE COMPENSATION

          Cash bonuses established for executive officers are intended to motivate an individual to strive to achieve the Company's financial and operational performance goals or to otherwise incent an individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based in relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year.

LONG-TERM INCENTIVE COMPENSATION

          The Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1995 Stock Incentive Plan. The Company believes that placing a substantial portion of its executives' total compensation in the form of stock options achieves three objectives: (1) it aligns the interests of the Company's executives directly with those of the Company's shareholders; (2) it gives executives a significant long-term interest in the Company's success; and (3) it helps the Company retain key executives.
In establishing this long-term compensation plan in the form of stock option grants, in fiscal 1996 the Board primarily considered the executives' past performance and the degree to which an incentive for long-term performance would benefit the Company. All options were granted at fair market value in fiscal

1996, and it is the Committee's policy to continue to do so unless particular circumstances warrant a below-market grant.

BENEFITS

          The Company believes that it must offer a competitive benefits program to attract and retain all of its full-time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          The Chief Executive Officer's compensation is based on the same elements and measures of performance as is the compensation for the Company's other executive officers. The Committee approved a base salary for Mr. Koehler for fiscal 1996 of $175,000 (effective January 1, 1996) based on the same factors underlying the base salaries of the other executive officers. This represented an increase of $15,000 in Mr. Koehler's base salary from his previous year's base salary of $160,000 (effective February 15, 1995). In structuring the fiscal 1996 compensation of Mr. Koehler, the Committee considered essential the alignment of his compensation package with the financial performance of the Company and the Committee's philosophy of basing a larger portion of executive compensation on incentive bonuses and awards. In granting Mr. Koehler's incentive bonus, the Committee recognized that while the Company did not meet its revenue or profit goals for 1996, it did make significant progress in meeting other goals. These goals included a reduction of management staffing, the realignment of the field service staffing to individual contractors, settlement of the Company's largest service agreement, and a significant build up in the number of technical support agreements. Because of the successful management of these activities, the Committee awarded Mr. Koehler an executive bonus of $25,000. If the Company had met its profit goals, the bonus would have been increased by an additional $117,000. In addition, the Company paid to Mr. Koehler a relocation allowance of $64,583.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

          It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies beginning in 1994. The Committee has reviewed these issues and has determined that it is not necessary for the Company to take any action at this time with regard to these issues.

                                    Submitted by:  THE COMPENSATION COMMITTEE
                                                         Bertil D. Nordin
                                                         Paul J. Ferri

          The Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof into the Company's 1996 Annual Report to Shareholders or its Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Ferri and Nordin. On March 24, 1994, Mr. Ferri purchased 228,997 shares of Redeemable Preferred Stock from the Company (subsequently converted to 152,665 shares of Common Stock in connection with the Company's initial public offering) for $228,997 and $271,003 in principal amount of Subordinated Notes (subsequently paid by the Company in connection with its initial public offering). In addition, in connection with his service as a director of the Company, on February 2, 1995, Mr. Ferri was granted an option to purchase 6,667 shares of Common Stock at an exercise price of $0.75 per share, with 20% of such options having vested on January 1, 1996 and the remainder vesting in 5% increments at the end of each three-month period thereafter. Mr. Nordin purchased 34,350 shares of Redeemable Preferred Stock from the Company (subsequently converted to 22,900 shares of Common Stock in connection with the Company's initial public offering) on November 4, 1994 for $34,350 and $40,650 in principal amount of Subordinated Notes (subsequently paid by the Company in connection with its initial public offering). On February 2, 1995, in connection with his service as a director of the Company, Mr. Nordin was also granted an option to purchase 6,667 shares of Common Stock at an exercise price of $0.75 per share, with 20% of such options vesting on July 19, 1995 and the remainder vesting in 5% increments at the end of each three-month period thereafter. Messrs. Ferri and Nordin were also each granted an option on May 22, 1996 to purchase 1,000 shares of Common Stock at an exercise price of $12.38 per share. Such options to purchase 1,000 shares of Common Stock are automatically granted to each of the Company's non-employee directors on an annual basis pursuant to the Outside Directors Plan.

          Mr. Nordin is a party to a consulting agreement with the Company. Mr. Nordin's agreement provided for a retainer of $3,000 per month from September 1, 1994 to September 1, 1995 and was amended to provide for a retainer of $1,500 per month for a one-year term beginning on September 1, 1995. The agreement is subject to annual renewal and was renewed on September 1, 1996 for another one-year term.

          During 1996, the Compensation Committee did not include any member of the Board of Directors who at that time served as an officer or employee of the Company. During 1996, no executive officer of the Company served as a member of the board of directors of any entity which had executive officers who served on the Company's Board of Directors during that year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In March 1994, the Company provided start-up financing in the form of equity in an aggregate amount of $59,375 for TechNet, a hardware integrator. Upon the incorporation of TechNet in September 1994, the Company received a 51% ownership interest in TechNet. In November 1994, the Company acquired the remaining 49% of TechNet in exchange for 134,783 shares of Common Stock valued at $101,088, which brought the Company's total investment in TechNet to $160,463. TechNet merged with and into the Company immediately following this transaction. Mr. Allan L. Siders, who until December 31, 1996, served as Senior Vice President - Sales and Marketing of the Company, was one of the three minority shareholders of TechNet. Mr. Siders received 64,583 shares of TechForce Common Stock valued at $0.75 per share as merger consideration and entered into the employment agreement described under "Employment and Non-Competition Agreements." In connection with his employment, the Company granted options to purchase 40,000 shares of Common Stock at an exercise price of $0.75 per share to Mr. Siders. The options originally were scheduled to vest in an initial increment of 20% on the first anniversary of the date of grant and in five percent increments every three months thereafter. However, in October 1996, vesting for the options was accelerated to 100%.

          On March 24, 1994, Advent VII, L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., Advent Industrial II L.P. and TA Venture Investors Limited Partnership purchased an aggregate of 3,537,462 shares of Redeemable Preferred Stock from the Company (subsequently converted to 2,358,307 shares of Common Stock in connection with the Company's initial public offering) for approximately $3.5 million and approximately $4.2 million in principal amount of Subordinated Notes (subsequently paid by the Company in connection with its initial public offering). Mr. Tadler is a Managing Director of TA Associates, Inc., which is the sole General Partner of the respective General Partners of Advent VII, L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P. and Advent Industrial II L.P., and is a General Partner of TA Venture Investors Limited Partnership.

          On February 2, 1995, in connection with his service as a director of the Company, Mr. Tadler was granted an option to purchase 6,667 shares of Common Stock at an exercise price of $0.75 per share, with 20% of such option having vested on January 1, 1996, and the remainder vesting in five-percent increments at the end of each three-month period thereafter. He also received an option to purchase 1,000 shares of Common Stock pursuant to the Outside Directors Plan on May 22, 1996, with an exercise price of $12.38. Mr. Tadler has assigned each of these options to TA Venture Investors Limited Partnership.

          See also "Employment and Non-Competition Agreements" for a discussion of certain transactions associated with the termination of Mr. Siders' employment.

EXECUTIVE OFFICER COMPENSATION

                      TABLE I - SUMMARY COMPENSATION TABLE

          The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the two most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during 1996, one of whom was serving at the end of 1996. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                              -------------
                                                         ANNUAL COMPENSATION                   SECURITIES
                                          --------------------------------------------------   UNDERLYING
                                                                               OTHER ANNUAL      OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION(S)      YEAR        SALARY             BONUS       COMPENSATION   (# OF SHARES)  COMPENSATION
----------------------------------  ----  -------------------  --------------  -------------  -------------  -------------
John A. Koehler...................  1996     $175,000/(1)/     $ 89,583/(2)/       ---             ---        $56,979/(3)/
 Chief Executive Officer and        1995     $164,615/(4)/     $ 75,000/(5)/       ---             ---        $ 2,150/(6)/
 President

Jerrel W. Kee.....................  1996     $150,000/(7)/     $ 86,193/(8)/       ---              ---       $ 1,275/(9)/
 Senior Vice President-Finance      1995     $121,731/(10)/    $ 75,000/(5)/       ---             33,333     $ 1,557/(11)/
 and Chief Financial Officer

Allan L. Siders/(12)/.............  1996     $150,000/(13)/    $239,096/(14)/  $22,441/(15)/        ---       $70,452/(16)/
 Former Senior Vice President-      1995     $123,461          $ 60,000            ---              ---           ---
 Sales and Marketing
-----------

(1) Includes $7,000 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k) Retirement Plan (the "401(k)").
(2) Includes a $64,583 relocation allowance paid in connection with the relocation of the Company's corporate headquarters from Atlanta, Georgia to Clearwater, Florida.
(3) Includes matching contributions to the Company's 401(k) ("Matching Contributions") of $1,750, life insurance premiums of $741 paid by the Company on behalf of the Named Executive Officer and $54,488 for reimbursement of moving expenses in connection with the Named Executive Officer's relocation from Atlanta, Georgia to Clearwater, Florida.
(4) Includes $9,240 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k). This figure is greater than Mr. Koehler's 1995 base salary of $160,000 which took effective on February 15, 1995, due to a higher base salary of $200,000 from January 1, 1995 to February 14, 1995.
(5) Includes a $50,000 relocation allowance paid in connection with the relocation of the Company's corporate headquarters from Atlanta, Georgia to Clearwater, Florida.
(6) Includes Matching Contributions of $1,646 and life insurance premiums of $504 paid by the Company on behalf of the Named Executive Officer.
(7) Includes $9,500 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(8) Includes a $61,193 relocation allowance paid in connection with the relocation of the Company's corporate headquarters from Atlanta, Georgia to Clearwater, Florida.
(9) Includes Matching Contributions of $918 and life insurance premiums of $357 paid by the Company on behalf of the Named Executive Officer.
(10) Includes $9,702 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(11) Includes Matching Contributions of $1,217 and life insurance premiums of $340 paid by the Company on behalf of the Named Executive Officer.
(12) Effective December 31, 1996, Mr. Siders resigned as Senior Vice President - Sales and Marketing.
(13) Includes $2,600 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(14) Includes $203,943 paid by the Company in connection with the acquisition of TechNet and $35,153 pursuant to the 1996 sales bonus plan of the Company.
(15) Represents commissions earned.
(16) Includes Matching Contributions of $613 and life insurance premiums of $609 paid by the Company on behalf of the Named Executive Officer. This figure also includes $69,230, representing payments to be paid to the Named Executive Officer in connection with his resignation from employment with the Company. Such payments have or will be paid to the Named Executive Officer in twelve installments between January and June 1997. See "Employment and Non-Competition Agreements" for a discussion of such payments.

                    TABLE II - OPTION GRANTS IN FISCAL 1996

          This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1996 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 1996. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.

                                            Individual Grants                      Potential Realizable
                             ------------------------------------------------     Value at Assumed Annual
                               No. of     % of Total                                   Rates of Stock
                             Securities     Options     Exercise                     Price Appreciation
                             Underlying   Granted to    or Base                     for the Option Term
                               Options     Employees     Price     Expiration  -----------------------------
Name                           Granted    During Year   ($/Share)     Date           5%             10%
----                         -----------  -----------   --------   ----------  -------------   -------------
John A. Koehler.............  25,000          6.4%       $10.588     2/1/2006     $166,468       $421,864
Jerrel W. Kee...............  10,000          2.6%       $ 9.625     2/1/2006     $ 60,531       $153,398
Allan W. Siders.............  50,000/(1)/    12.9%       $ 9.625     2/1/2006     $302,656       $766,989
--------

(1) Such options were not yet vested and were forfeited upon Mr. Siders' resignation from the Company effective December 31, 1996.


               TABLE III - OPTION EXERCISES IN FISCAL 1996 AND
                      FISCAL 1996 YEAR-END OPTION VALUES

          None of the Company's Named Executive Officers exercised any stock options during fiscal 1996. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1996. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $7.50 which was the closing sales price of a share of Common Stock reported by the Nasdaq National Market on December 31, 1996 (the last trading day prior to the end of the Company's fiscal year).

                                                           Number of Securities             Value of Unexercised
                               Shares                     Underlying Unexercised            In-the-Money Options
                              Acquired                    Options at Year-End (#)             at Year-End/(1)/
                             on Exercise     Value      --------------------------       --------------------------
Name                             (#)      Realized ($)  Exercisable  Unexercisable       Exercisable  Unexercisable
----                         -----------  ------------  -----------  -------------       -----------  -------------
John S. Koehler                    0            0               0        25,000            $      0      $      0
Jerrel W. Kee                      0            0          41,667        68,333            $292,500      $407,500
Allan L. Siders                    0            0          40,000             0            $270,000      $      0

___________________________
(1) The value of unexercised in-the-money options at December 31, 1996 is calculated as follows: [(Per Share Closing Sales Price on December 31,
     1996) - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The closing sales price reported by the Nasdaq National Market of the Company's Common Stock for December 31, 1996 was $7.50 per share.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

          In connection with the Company's acquisition of a minority interest in TechNet, Inc. in November 1994, Mr. Siders entered into an employment contract with the Company. The agreement, as amended, provided for an annual base salary of $120,000, which amount was subsequently adjusted to $150,000 as of January 1, 1996. Under the agreement, Mr. Siders was eligible for an annual performance bonus of up to 60% of his base salary, subject to the attainment of certain performance goals to be established by the Board of Directors. In addition, Mr. Siders was also eligible for a one-time sales management incentive based on revenues from sales of certain products during 1995.

          Upon Mr. Siders' resignation, and in consideration of the termination of his employment agreement, his release of the Company of any claims that he might have then had against the Company, and as further consideration for certain restrictive covenants in connection with Mr. Siders' ability to compete with the Company or to solicit employees or customers of the Company, Mr. Siders and the Company entered into an agreement whereby the Company has agreed to pay Mr. Siders $69,230.76 in semi-monthly installments, beginning in January 1997 and ending in June 1997.

          Mr. Koehler has executed a Non-Competition and Non-Disclosure Agreement with the Company. Under the terms of the agreement, if Mr. Koehler is terminated without cause (as defined in the agreement), he shall receive six months severance pay at his base salary. The agreement requires Mr. Koehler to keep confidential any confidential or proprietary information or trade secrets of the Company. All items prepared by Mr. Koehler, or which are disclosed to or come into the possession of him, remain the sole and exclusive property of the Company. Mr. Koehler must deliver the originals and all copies of such items that are in his possession, custody or control, and any other property belonging to the Company, to the Company upon request. Pursuant to the Agreement, Mr. Koehler assigns to the Company and its successors, assigns or designees all of his rights to any invention, patent, trademark, copyright, code, program, system or method that he develops during the course of his employment or with the use of the Company's time, materials or facilities. The agreement also prohibits Mr. Koehler from soliciting customers or employees of the Company on his own behalf or in the service or on behalf of others.

STOCK PERFORMANCE GRAPH

          The following indexed line graph indicates the Company's total return to shareholders from December 14, 1995, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to December 31, 1996, as compared to the total return for (i) the Nasdaq Stock Market - US Index;
(ii) the S&P Computer Software & Services Index; and (iii) a peer group of six competitors of the Company that are also traded on the Nasdaq Stock Market for the same period. The Company has decided to introduce the peer group of six competitors to its Stock Performance Graph to better reflect the performance of the Company's Common Stock against similar companies in its industry. The calculations in the graph assume (a) an $100 investment on December 14, 1995, in each of the Company's Common Stock and each index and (b) dividend reinvestment.

                         [GRAPH APPEARS HERE]

                COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN
       AMONG TECHFORCE CORPORATION, THE NASDAQ STOCK MARKET - US INDEX,
        THE S&P COMPUTERS (SOFTWARE & SERVICES) INDEX AND A PEER GROUP

                                                   S&P Computers
                                     NASDAQ        (Software &
Measurement period       TechForce   Stock Market  Services)       Peer
(Fiscal Year Covered)    Corp.       US Index      Index           Group
---------------------    --------    --------      --------        -------
Measurement PT -
12/14/95                  $ 100       $ 100         $ 100           $ 100

FYE 12/95                 $  80       $  99         $  96           $ 103
FYE 12/96                 $  68       $ 122         $ 149           $  89

        PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997, and has directed that such appointment be submitted to shareholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent auditors of the Company since 1994 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

          Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

                                 OTHER MATTERS

          The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

                            SOLICITATION OF PROXIES

          The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. The Company has engaged American Stock Transfer & Trust Company to assist it in the proxy solicitation process and will pay such firm approximately $300 for its services (exclusive of postage fees). In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

          Any proposal that a shareholder may desire to have included in the Company's proxy materials for presentation at the 1998 annual meeting of shareholders must be received by the Company at its executive offices at 15950 Bay Vista Drive, Clearwater, Florida 34620, Attention: Mr. Jerrel W. Kee, on or prior to December 17, 1997.

                                 ANNUAL REPORT

          The Company's 1996 Annual Report to Shareholders (which is not part of the Company's proxy soliciting material) is being mailed to the Company's shareholders with this proxy statement.

                                       By order of the Board of Directors,

                                       John A. Koehler
                                       Chairman, President and
                                       Chief Executive Officer

Clearwater, Florida
April 15, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             TECHFORCE CORPORATION

        The undersigned shareholder(s) of TechForce Corporation, a Georgia corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 15, 1997, and hereby appoints John A. Koehler and Jerrel W. Kee, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. Eastern Standard Time on Thursday, May 15, 1997 at Feather South Country Club, 2201 Feather Sound Drive, Clearwater, Florida 34622 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse.

                  (continued and to be signed on other side)

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF SHAREHOLDERS
                             TECHFORCE CORPORATION

                                 MAY 15, 1997

                Please detach and mail in the envelope provided
-------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

                       FOR all nominees
                       listed at right, except     WITHHOLD authority
                       as indicated below          to vote for all
(1) To elect the              [_]                         [_]
    nominees listed
    at right to serve
    as directors of the Company for the ensuing year:

Instruction: To withhold authority for any individual nominees, mark "FOR" above, and write the name of the nominee or nominees as to where you wish to withhold authority in the space below:


------------------------------------------------------

Nominees: William E. Bassett
          Paul J. Ferri
          John A. Koehler
          Bertil D. Nordin
          Richard D. Teacher

                                                         FOR  AGAINST  ABSTAIN
(2) To ratify the appointment of Arthur Andersen LLP     [_]    [_]      [_]
    as the independent auditors of the Company for the fiscal year ended December 31, 1997.

(3) In their discretion, to vote upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL (1) ABOVE. FOR PROPOSAL (2) ABOVE AND AS THE PROXIES DEEM ADVISABLE OR SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Signature
         ----------------------------------------------------------------------

-------------------------------------------------------------------------------
SIGNATURE (IF HELD JOINTLY)                  TITLE OR AUTHORITY (IF APPLICABLE)

Dated:                                                            , 1997
       ----------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, including his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.